Exhibit (10)C

AMENDED AND RESTATED TARGET CORPORATION
2011 LONG TERM INCENTIVE PLAN
(As amended and restated effective September 1, 2017)

1.    Purpose. The purpose of the Plan is to advance the performance and long-term growth of the Company by offering long-term incentives to directors and employees of the Company and its Subsidiaries and such other Participants who the Committee determines will contribute to such performance and growth inuring to the benefit of the shareholders of the Company.  This Plan is also intended to facilitate recruiting and retaining personnel of outstanding ability.
2.    Definitions. In this Plan, the following definitions will apply.
(a)    “Agreement” means the written or electronic agreement containing the terms and conditions applicable to each Award granted under the Plan. An Agreement is subject to the terms and conditions of the Plan.
(b)    “Award” means a grant made under the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Performance Awards.
(c)    “Board” means the Board of Directors of the Company.
(d)    “Cause” means what the term is expressly defined to mean in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Subsidiary. In the absence of any such then-effective agreement or definition, “Cause” means, (i) failure to substantially perform a Participant’s duties for the Company or one of its Subsidiaries (other than failure resulting from incapacity due to physical or mental illness) after receipt of a written demand for such performance specifically identifying such failure and which affords the Participant a reasonable period of time (as determined by the Company or one of its Subsidiaries in its discretion under the circumstances) in which to cure such failure; or (ii) deliberate and serious disloyal or dishonest conduct that justifies and results in prompt discharge for specific cause under the established policies and practices of the Company or one of its Subsidiaries. Examples of such deliberate and serious disloyal or dishonest conduct would include material unlawful conduct, material and conscious falsification or unauthorized disclosure of important records or reports, embezzlement or unauthorized conversion of property, serious violation of conflict of interest, vendor relations policies, or the Company’s Business Conduct Guide (or any successor or replacement code of conduct for employees), or misuse or disclosure of significant trade secrets or other information likely to be detrimental to the Company or its interests.

(e)    “Change in Control” means, unless otherwise provided in an Agreement, one of the following:
(1)    Individuals who are Continuing Directors cease for any reason to constitute 50% or more of the directors of the Company; or
(2)    30% or more of the outstanding voting power of the Voting Stock of the Company is acquired or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by any Person, other than an entity resulting from a Business Combination in which clauses (x) and (y) of Section 2(e)(3) apply; or
(3)    the consummation of a merger or consolidation of the Company with or into another entity, a statutory share exchange, a sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets or a similar business combination (each, a “Business Combination”), in each case unless, immediately following such Business Combination, (x) all or substantially all of the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) of the Company’s Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the voting power of the then outstanding shares of voting stock (or comparable voting equity interests) of the surviving or acquiring entity resulting from such Business Combination (including such beneficial ownership of an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), in substantially the same proportions (as compared to the other beneficial owners of the Company’s Voting Stock immediately prior to such Business Combination) as their beneficial ownership of the Company’s Voting Stock immediately prior to such Business Combination, and (y) no Person beneficially owns, directly or indirectly, 30% or more of the voting power of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity (other than a direct or indirect parent entity of the surviving or acquiring entity, that, after giving effect to the Business Combination, beneficially owns, directly or indirectly, 100% of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity); or
(4)    approval by the shareholders of a definitive agreement or plan to liquidate or dissolve the Company.
Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then, solely for purposes of applying such change in the time or form of payment provision, a Change in Control shall be deemed to have occurred upon an event described in Section 2(e) only if the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.
(f)    “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, and the regulations promulgated thereunder.
(g)    “Committee” means two or more Non‑Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of the rules and regulations of the New York Stock Exchange, (ii) a non‑employee director within the meaning of Exchange Act Rule 16b-3, and (iii) an outside director for purposes of Code Section 162(m).
(h)    “Company” means Target Corporation, a Minnesota corporation, or any successor thereto.
(i)    “Continuing Director” means an individual (A) who is, as of the effective date of the Plan, a director of the Company, or (B) who becomes a director of the Company after the effective date hereof and whose initial appointment, or nomination for election by the Company’s shareholders, was approved by at least a majority of the then Continuing Directors; provided, however, that any individual whose initial assumption of office occurs as a result of either an actual or threatened contested election by any Person (other than the Board of Directors) seeking the election of such nominee in which the number of nominees exceeds the number of directors to be elected shall not be a Continuing Director.
(j)    “Disability” means, unless provided otherwise in an Agreement, total and permanent disability.

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(k)    “Employee” means an employee of the Company or a Subsidiary.
(l)    “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time, and the regulations promulgated thereunder.
(m)    “Fair Market Value” of a Share:
(1)    Solely for purposes of determining the exercise price of an Option or Stock Appreciation Right, “Fair Market Value” of a Share on any date is the Volume Weighted Average Price for such Share as reported for such stock by Bloomberg L.P. on such date, or in the absence of such report the Volume Weighted Average Price for such stock as reported for such stock by the New York Stock Exchange on such date or, if no sale has been recorded by Bloomberg L.P. or the New York Stock Exchange on such date, then on the last preceding date on which any such sale shall have been made in the order of primacy indicated above; or
(2)    For all other purposes of the Plan except Section 11(c)(2), “Fair Market Value” of a Share shall be the amount determined by the Company using such criteria as it shall determine, in its sole discretion, to be appropriate for valuation.
(n)    “Full Value Award” means an Award other than an Option or Stock Appreciation Right.
(o)    “Fundamental Change” means a (i) consummation of a merger or consolidation of the Company with or into another entity, regardless of whether the Company is the surviving entity, (ii) the sale of all or substantially all of the assets of the Company, (iii) a statutory share exchange involving the capital stock of the Company, or (iv) a dissolution or liquidation of the Company.
(p)    “Good Reason” means, for purposes of Section 11(b), any material diminution of the Participant’s position, authority, duties or responsibilities (including the assignment of duties materially inconsistent with the Participant’s position or a material increase in the time Participant is required by the Company or its successor to travel), any reduction in salary or in the Participant’s aggregate bonus and incentive opportunities, any material reduction in the aggregate value of the Participant’s employee benefits (including retirement, welfare and fringe benefits), or relocation to a principal work site that is more than 40 miles from the Participant’s principal work site immediately prior to the Change in Control.
(q)    “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.
(r)    “Non-Employee Director” means a member of the Board who is not an Employee.
(s)    “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non‑Qualified Stock Option” means an Option other than an Incentive Stock Option.
(t)    “Participant” means a Service Provider to whom an Award is or has been made in accordance with the Plan.
(u)    “Performance Award” means a right to receive cash and/or Shares as determined by the Committee, subject to satisfying certain performance-based vesting conditions and other restrictions or

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limitations as may be set forth in this Plan and the applicable Agreement, which Award may be in the form of a number of shares (“Performance Shares”), a right to receive a number of Shares (“Performance Share Units”) or a cash amount (“Performance Units”), based in all cases on the extent to which the applicable performance-based vesting conditions are achieved. The Performance Award will typically set a nominal payout amount (which the Company refers to as the 100% payout), and such Award may provide for further variable payout amounts based on performance above or below the performance threshold corresponding to the nominal payout amount.
(v)    “Performance-Based Compensation” means an Award to a person who is, or is determined by the Committee to likely become, a “covered employee” (as defined in Section 162(m)(3) of the Code) and that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code.
(w)    “Person”, as used in Sections 2(e) and 2(i), means any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any affiliate or associate (as defined in Rule 14a-1(a) of the Exchange Act) of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of any capital stock of the Company.
(x)    “Plan” means this 2011 Target Corporation Long Term Incentive Plan, as amended and in effect from time to time.
(y)    “Prior Plan” means the Target Corporation Long-Term Incentive Plan (as amended and restated on May 28, 2009), as may be amended from time to time.
(z)    “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, forfeiture conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.
(aa)    “Service” means the provision of services by a Participant to the Company or any Subsidiary in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of actively providing services or upon the entity for which the Service Provider provides services ceasing to be a Subsidiary. Except as otherwise provided in this Plan or any Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence or (ii) transfers among the Company and any Subsidiaries in the same Service Provider capacity; however, a termination shall occur if the relationship the Participant had with the Company or a Subsidiary at the Grant Date terminates, even if the Participant continues in another relationship with the Company or a Subsidiary.
(bb)    “Service Provider” means an Employee, a Non-Employee Director, or any consultant or advisor who is a natural person and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Subsidiary.
(cc)    “Share” means a share of Stock.
(dd)    “Stock” means the common stock, $0.833 par value, of the Company.
(ee)    “Stock Appreciation Right” or “SAR” means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.

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(ff)    “Restricted Stock Unit” means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, forfeiture conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.
(gg)    “Subsidiary” means any corporation or other entity (other than the Company) in an unbroken chain of corporations or entities beginning with the Company, in which each of the corporations or entities other than the last corporation or other entity in the unbroken chain owns stock or other voting securities possessing fifty percent or more of the total combined voting power in one of the other corporations or entities in such chain as determined at the point in time when reference is made to such “Subsidiary” in this Plan.
(hh)    “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
(ii)    “Voting Stock” means all then-outstanding capital stock of the Company entitled to vote generally in the election of directors of the Company.
3.    Administration of the Plan.
(a)    Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.
(b)    Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:
(1)    determining the Service Providers to whom Awards will be granted, the timing of each such Award, the types of Awards and the number of Shares covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;
(2)    cancelling or suspending an Award or the exercisability of an Award, accelerating the vesting or extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 14(d) and 14(e);
(3)    establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement made under the Plan, and making all other determinations necessary or desirable for the administration of the Plan; and
(4)    taking such actions as are described in Section 3(c) with respect to Awards to foreign Service Providers.
(c)    Awards to Foreign Service Providers. The Committee may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company or a Subsidiary to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and

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regulatory requirements and to promote achievement of the purposes of the Plan. The Committee may also modify the terms and conditions of such an Award to comply with applicable foreign laws or listing requirements, subject to compliance with the other provisions of the Plan. In connection therewith, the Committee may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.
(d)    Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if the members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i), (ii) and (iii) of Section 2(g). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more executive officers of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.
(e)    Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.
4.    Shares Available Under the Plan.
(a)    Maximum Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 11(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be 60,000,000. After the effective date of the Plan, no additional awards may be granted under the Prior Plan. Shares issued under the Plan may come from authorized and unissued shares or treasury shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:
(1)    Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against the share reserve as one Share for every one Share granted.
(2)    Shares that are subject to Full Value Awards shall be counted against the share reserve as two Shares for every one Share granted.
(3)    Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve prior to the settlement of the Award shall be the maximum number of Shares that could be received under that particular Award.
(4)    Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.

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(5)    Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any thirty-six month period.
(b)    Effect of Forfeitures and Other Actions. Any Shares subject to an Award, or to an award granted under the Prior Plan that is outstanding on the effective date of this Plan (a “Prior Plan Award”), that is forfeited or expires or is settled for cash shall, to the extent of such forfeiture, expiration or cash settlement, again become available for Awards under this Plan, and the total number of Shares available for grant under Section 4(a) shall be correspondingly increased as provided in Section 4(c) below. The following Shares shall not, however, again become available for Awards or increase the number of Shares available for grant under Section 4(a): (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an option issued under this Plan or the Prior Plan, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award or a Prior Plan Award, (iii) Shares repurchased by the Company with proceeds received from the exercise of an option issued under this Plan or the Prior Plan, and (iv) Shares subject to a Stock Appreciation Right issued under this Plan or the Prior Plan that are not issued in connection with the stock settlement of that Stock Appreciation Right upon its exercise.
(c)    Counting Shares Again Available. Each Share that again becomes available for Awards as provided in Section 4(b) shall increase the total number of Shares available for grant under Section 4(a) by (i) one Share if such Share was subject to an Option or Stock Appreciation Right under the Plan or a stock option or stock appreciation right under the Prior Plan, and (ii) two Shares if such Share was subject to a Full Value Award under the Plan or an award other than a stock option or stock appreciation right under the Prior Plan.
(d)    Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.
(e)    No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, pay cash in lieu of any fractional Share in settlement of an Award.
5.    General Terms of Awards.
(a)    Award Agreement. Each Award shall be evidenced by an Agreement setting forth the number of Shares subject to the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.

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(b)    Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to expire (which shall not be more than ten years from the Grant Date, provided that an Agreement may provide that the Award may continue for up to one year following termination of employment due to death), and any applicable performance period. The Committee may provide in an Agreement for such vesting conditions as it may determine, subject to the following limitations:
(1)    A Full Value Award that vests as the result of the passage of time and continued Service by the Participant shall be subject to a vesting period of not less than three years from the applicable Grant Date (but permitting pro rata vesting over such vesting period); and
(2)    A Full Value Award whose vesting is subject to the satisfaction of performance goals over a performance period shall be subject to a performance period of not less than one year.
The minimum vesting periods specified in clauses (1) and (2) above will not, however, apply: (i) to Awards made in payment of or exchange for other earned compensation (including performance-based Awards); (ii) upon a Change in Control; (iii) to termination of Service due to death, Disability or retirement; (iv) to a Substitute Award that does not reduce the vesting period of the award being replaced; (v) Awards made to Non-Employee Directors as part of their retainer; and (vi) Awards involving an aggregate number of Shares not in excess of 5% of the number of Shares available for Awards under Section 4(a).

(c)    Transferability. Except as provided in this Section 5(c), (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 5(c) shall be of no effect. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a qualified domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of employment of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.
(d)    Designation of Beneficiary. Each Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award payable on or after the Participant’s death. Any such designation shall be on a written or electronic form approved by the Committee and shall be effective upon its receipt by the Company or an agent selected by the Company.
(e)    Termination of Service. Unless otherwise provided in an Agreement, and subject to Section 11 of this Plan, if a Participant’s Service with the Company and all of its Subsidiaries terminates, the following provisions shall apply (in all cases subject to the scheduled expiration of an Option or Stock Appreciation Right, as applicable):
(1)    Upon termination of Service for Cause, all unexercised Options and SARs and all unvested portions of any other outstanding Awards shall be immediately forfeited without consideration.
(2)    Upon termination of Service for any other reason, all unvested and unexercisable portions of any outstanding Awards shall be immediately forfeited without consideration.

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(3)    Upon termination of Service for any reason other than Cause, death or Disability, the currently vested and exercisable portions of Options and SARs may be exercised for a period of 90 days (210 days if Participant would be subject to the provisions of Rule 16b of the Exchange Act on the date of termination) after the date of such termination. However, if a Participant thereafter dies during such 90-day (or 210-day) period, the vested and exercisable portions of the Options and SARs may be exercised for a period of one year after the date of such termination, but in no event later than the stated expiration date of the Option or SAR.
(4)    Upon termination of Service due to death or Disability, the currently vested and exercisable portions of Options and SARs may be exercised for a period of one year after the date of such termination, which may, if so provided in an Agreement, extend beyond the stated expiration date of the Option or SAR.
(f)    Rights as Shareholder. No Participant shall have any rights as a shareholder with respect to any securities covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.
(g)    Performance-Based Awards. Any Award may be granted as a performance-based Award if the Committee establishes one or more measures of corporate, business unit or individual performance that must be attained, and the performance period over which the specified performance is to be attained, as a condition to the vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. In connection with any such Award, the Committee shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award has been earned. Any performance-based Award that is intended by the Committee to qualify as Performance-Based Compensation shall additionally be subject to the requirements of Section 16 of this Plan. Except as provided in Section 16 with respect to Performance-Based Compensation, the Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or an adjustment or waiver of the achievement of performance measures upon the occurrence of certain events, which may include a Change of Control, a Fundamental Change, a recapitalization, a change in the accounting practices of the Company, or the Participant’s death or Disability.
(h)    Dividends and Dividend Equivalents. Any dividends or distributions paid with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the Shares to which such dividends or distributions relate, except for regular quarterly cash dividends on Shares subject to the unvested portion of a Restricted Stock Award that is subject only to service-based vesting conditions. In its discretion, the Committee may provide in an Award Agreement for any Full Value Award that the Participant will be entitled to receive dividend equivalents on the Shares subject to the Award based on dividends actually declared on outstanding Shares, provided that any dividend equivalents on a Full Value Award that is subject to service-based or performance-based vesting conditions shall be subject to the same vesting conditions as, and any payment thereof shall occur to the same extent as, the Shares underlying such Full Value Award. The terms of any dividend equivalents will be as set forth in the applicable Award Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. The Committee may, in its discretion, provide in Award Agreements for restrictions on dividends and dividend equivalents in addition to those specified in this Section 5(h).

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6.    Stock Option Awards.
(a)    Type and Exercise Price. The Agreement pursuant to which an Option is granted shall specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option. The exercise price at which each Share subject to an Option may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards.
(b)    Payment of Exercise Price. The purchase price of the Shares with respect to which an Option is exercised shall be payable in full at the time of exercise, which may include, to the extent permitted by the Committee, payment under a broker-assisted sale and remittance program acceptable to the Committee. The purchase price may be paid in cash in U.S. dollars or check denominated in U.S. dollars or in such other manner as the Committee may permit, which may include by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in each case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).
(c)    Exercisability and Expiration. Each Option shall be exercisable in whole or in part on the terms provided in the Agreement. No Option shall be exercisable at any time after its scheduled expiration, which shall be set in a manner consistent with Section 5(b). When an Option is no longer exercisable, it shall be deemed to have terminated.
(d)    Incentive Stock Options.
(1)    An Option will constitute an Incentive Stock Option only if the Participant receiving the Option is an Employee, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate Fair Market Value (determined as of the Option’s Grant Date) of the Shares with respect to which Incentive Stock Options held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Subsidiaries) does not exceed $100,000. To the extent an Option granted to a Participant exceeds this limit, the Option shall be treated as a Non-Qualified Stock Option. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the maximum number of Shares that may be the subject of Awards and issued under the Plan as provided in the first sentence of Section 4(a).
(2)    No Participant may receive an Incentive Stock Option under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Subsidiary, unless (i) the option price for that Incentive Stock Option is at least 110% of the Fair Market Value of the Shares subject to that Incentive Stock Option on the Grant Date and (ii) that Option will expire no later than five years after its Grant Date.
(3)    For purposes of continued Service by a Participant who has been granted an Incentive Stock Option, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.

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(4)    If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Non-Qualified Stock Option.
(5)    The Agreement covering an Incentive Stock Option shall contain such other terms and provisions that the Committee determines necessary to qualify the Option as an Incentive Stock Option.
7.    Stock Appreciation Rights.
(a)    Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions determined by the Committee, to receive upon exercise of the Stock Appreciation Right all or a portion of the excess of (i) the Fair Market Value of a specified number of Shares as of the date of exercise of the Stock Appreciation Right over (ii) a specified exercise price that shall not be less than the Fair Market Value of such Shares on the Grant Date of the Stock Appreciation Right, except in the case of Substitute Awards.
(b)    Exercise of SAR. Each Stock Appreciation Right may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement. No Stock Appreciation Right shall be exercisable at any time after its scheduled expiration, which shall be set in a manner consistent with Section 5(b). When a Stock Appreciation Right is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a Stock Appreciation Right, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a Stock Appreciation Right.
8.    Restricted Stock Awards.
(a)    Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting conditions, and the corresponding lapse or waiver of forfeiture conditions and other restrictions, based on such factors and occurring over such period of time (the “restriction period”) as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Subsidiary as a condition precedent to the grant of a Restricted Stock Award.
(b)    Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more Stock certificates issued in the name of the Participant. Any such Stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to transfer restrictions and accompanied by a similar legend. Upon the vesting of Shares of Restricted Stock and the corresponding lapse of the restrictions and forfeiture conditions, the corresponding transfer restrictions and restrictive legend will be removed from the book-entry evidencing such Shares or the certificate evidencing such Shares, and such certificate shall be delivered to the Participant. Such vested Shares may, however, remain subject to additional restrictions as provided in Section 17(c).
(c)    Rights of a Shareholder. Except as otherwise provided in this Plan, including Section 5(h), and the applicable Agreement, a Participant with a Restricted Stock Award shall have all the other

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rights of a shareholder, including the right to receive dividends and the right to vote the Shares of Restricted Stock.
9.    Restricted Stock Unit Awards.
(a)    Vesting and Consideration. A Restricted Stock Unit Award shall be subject to vesting conditions, and the corresponding lapse or waiver of forfeiture conditions and other restrictions, based on such factors and occurring over such restriction period as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Subsidiary as a condition precedent to the settlement of a Restricted Stock Unit Award.
(b)    Payment of Award. Following the vesting of a Restricted Stock Unit Award, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan subject to restrictions on transfer and forfeiture conditions) or a combination of cash and Shares as determined by the Committee. If the Restricted Stock Unit Award is not by its terms exempt from the requirements of Code Section 409A, then the applicable Agreement shall contain terms and conditions necessary to avoid adverse tax consequences specified in Code Section 409A.
10.    Performance Awards.
(a)    Vesting and Consideration. A Performance Award shall be subject to performance-based vesting conditions and other restrictions, based on such factors and occurring over such period of time (the “performance period”) as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Subsidiary as a condition precedent to the settlement of a Performance Award.
(b)    Payment of Award. Following the vesting of a Performance Award, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock or Restricted Stock Units under the Plan subject to restrictions on transfer and forfeiture conditions) or a combination of cash and Shares as determined by the Committee. If the Performance Award is not by its terms exempt from the requirements of Code Section 409A, then the applicable Agreement shall contain terms and conditions necessary to avoid adverse tax consequences specified in Code Section 409A.

11.	Changes in Capitalization; Change in Control; Fundamental Change; Reduction in Awards.
(a)    Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718 – Stock Compensation) other than: (1) any distribution of securities or other property by the Company to shareholders in a spin-off or split-up that does not qualify as a tax-free spin-off or split-up under Section 355 of the Code (or any successor provision of the Code); or (2) any cash dividend (including extraordinary cash dividends), appropriate adjustments in the number of Shares available for grant, in the maximum Award limitations under the Plan, and in any outstanding Awards, including adjustments in the size of the Award and in the exercise price per share of Options and Stock Appreciation Rights, shall be made by the Committee to give effect to such equity restructuring to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. No such adjustment shall be required to reflect the events described in clauses (1) and (2) above, or any other change in capitalization that does not constitute an equity restructuring, however such adjustment may be made: (x) if necessary to comply with Code Section 409A, the adjustment qualifies as a substitution or assumption under Treasury Regulation Section 1.409A-

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1(b)(5)(v)(D); and (y) the Committee affirmatively determines, in its discretion, that such an adjustment is appropriate.
(b)    Change in Control. Unless otherwise provided in an applicable Agreement, the following provisions shall apply to outstanding Awards in the event of a Change in Control. Nothing in this Section 11(b) shall limit the provisions of Section 11(c):
(1)    Assumption or Replacement. If the Company is the surviving entity and an outstanding Award is not adjusted as necessary to preserve the intrinsic value of the Award or if the Company’s successor does not irrevocably assume the Company’s obligations under this Plan or replace the outstanding Awards with Awards having substantially the same intrinsic value and having terms and conditions no less favorable to the Participant than those applicable to the Awards immediately prior to the Change in Control then, without any action by the Committee or the Board, each such outstanding Award granted under the Plan shall become immediately vested and, if applicable, exercisable, in full.
(2)    Options and Stock Appreciation Rights. In the event of a Change in Control in which the Participant’s outstanding Options and Stock Appreciation Rights granted under the Plan are assumed or replaced as provided in Section 11(b)(1) above, such Options and Stock Appreciation Rights shall become immediately exercisable in full if, within two years after the Change in Control, the Participant’s employment:
(x)    is terminated by the Company or a Subsidiary without Cause;
(y)    is terminated by the Participant for Good Reason; or
(z)    terminates under circumstances that entitle the Participant to accelerated exercisability under any individual employment agreement between the Participant and the Company, a Subsidiary, or any successor thereof.
(3)    Restricted Stock and Restricted Stock Units. In the event of a Change in Control in which the Participant’s outstanding Restricted Stock and Restricted Stock Units granted under the Plan are assumed or replaced as provided in Section 11(b)(1) above, a fraction of such outstanding Restricted Stock and Restricted Stock Units granted under the Plan will vest (and any restrictions on that fraction of such Awards shall lapse) and the remainder of the Awards will terminate if, within two years after the Change in Control and during the vesting period of the Restricted Stock and Restricted Stock Units, the Participant’s employment:
(x)    is terminated by the Company or a Subsidiary without Cause; or
(y)    is terminated by the Participant for Good Reason.
The numerator of such fraction with respect to an Award shall be the number of months that have elapsed between the beginning of the vesting period (or, if applicable, the date on which the last tranche of Shares or units subject to the Award vested in the applicable vesting period) prior to the termination of employment after the Change in Control and the denominator shall be the number of months in such vesting period (or, if applicable, the portion of the vesting period between the date on which the last tranche of Shares or units subject to the Award vested and the date on which the next tranche of Shares or units will vest). If the Participant’s employment terminates after a Change in Control and during the vesting period under circumstances that entitle the Participant to accelerated vesting of Restricted Stock or Restricted Stock Units, as applicable, under any agreement between the Participant and the Company

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involving a number of Shares or units greater than the number determined under this Section 11(b)(3), the amount to be accelerated shall be such greater amount. Distribution of any Shares not previously distributed shall be made in accordance with the timing provided in the applicable Agreement or a related deferral election.
(4)    Performance Awards. In the event of a Change in Control, the number of Shares or units subject to each of the Participant’s outstanding Performance Awards granted under the Plan that may vest shall be deemed to be equal to the goal payout of such Performance Award and the remainder of the Award will terminate, regardless of whether the Participant’s outstanding Performance Awards are assumed or replaced as provided in Section 11(b)(1) above. In the event of a Change in Control in which the Participant’s outstanding Performance Awards granted under the Plan are assumed or replaced as provided in Section 11(b)(1) above, such outstanding Performance Awards will continue to be subject to any continuing service requirements of the Awards. However, a fraction of such outstanding Performance Awards granted under the Plan will vest (and any restrictions on that fraction of such Awards shall lapse) and the remainder of the Awards will terminate if, within two years after the Change in Control and during the continuing service period of the Performance Awards, the Participant’s employment:
(x)    is terminated by the Company or any Subsidiary without Cause; or
(y)    terminated by the Participant for Good Reason.
The numerator of such fraction with respect to a Performance Award shall be the number of months that have elapsed between the beginning of the original performance period (or, if applicable, the date on which the last tranche of Shares or units subject to the Award vested in the applicable performance period) prior to the termination of employment after the Change in Control and the denominator shall be the number of months in such original performance period (or, if applicable, the portion of the performance period between the date on which the last tranche of Shares or units subject to the Award vested and the date on which the next tranche of Shares or units will vest). If the Participant’s employment terminates after a Change in Control and during the original performance period under circumstances that entitle the Participant to accelerated vesting of the Performance Awards under any agreement between the Participant and the Company involving a number of Shares or units greater than the number determined under this Section 11(b)(4), the amount to be accelerated shall be such greater amount. Distribution of any Shares not previously distributed and any amount deemed earned shall be made in accordance with the timing provided in the applicable Agreement or a related deferral election.
(c)    Fundamental Change. In the case of a proposed Fundamental Change, the Committee may, but shall not be obligated to:
(1)    with respect to a Fundamental Change that involves a merger, consolidation or statutory share exchange, make appropriate provision for the protection of each outstanding Award granted thereunder by the substitution on an equitable basis of appropriate awards and voting stock of the surviving corporation or, if appropriate, the “parent corporation” (as defined in Code Section 424(e) or any successor provision) of such surviving corporation, in lieu of the Awards and Shares, subject to compliance with Treasury Regulation Section 1.409A-1(b)(5)(v)(D), to the extent applicable; or
(2)    with respect to any Fundamental Change, declare, prior to the occurrence of the Fundamental Change, and provide written notice to (x) the holders of all outstanding Options and Stock Appreciation Rights of the declaration, that the outstanding Options and Stock Appreciation Rights shall accelerate and become exercisable in full and that all such Options and Stock Appreciation Rights,

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whether or not exercisable prior to such acceleration, must be exercised within the period of time set forth in such notice or they will terminate and (y) the holders of all outstanding Full Value Awards that such Full Value Awards shall fully vest immediately prior to the effective time of the Fundamental Change.  In lieu of any notice of acceleration pursuant to this Section 11(c)(2) and, with respect to Awards subject to Code Section 409A, only if and to the extent such cancellation and liquidation is permitted under Code Section 409A, the Committee may provide notice of the cancellation of any outstanding Award and shall provide for a cash payment (or, if the Committee so elects in lieu of solely cash, of such form(s) of consideration, including cash and/or property, singly or in such combination as the Committee shall determine, that the Participant would have received as a result of the Fundamental Change if the holder of an Option or Stock Appreciation Right had exercised the Option or Stock Appreciation Right immediately prior to the Fundamental Change or if the holder of a Full Value Award had held the number of shares subject to the Full Value Award at the time of the Fundamental Change, for which purpose, the number of shares subject to a Performance Award shall be deemed to be the number of shares or units that would vest at goal payout) to each holder of an Award that is terminated in an amount equal to: (i) for each Share covered by a canceled Option, the amount, if any, by which the Proceeds Per Share (as defined below) exceeds the exercise price per share covered by such Option, (ii) for each Stock Appreciation Right, the amount determined pursuant to Section 7(a), except that solely for purposes of this Section 11(c)(2)(ii), the Fair Market Value of a Share as of the date of exercise of the Stock Appreciation Right shall be deemed to be the Proceeds Per Share, or (iii) for each Share covered by a Full Value Award, the Proceeds Per Share. In the event of a declaration pursuant to this Section 11(c)(2), each Option and Stock Appreciation Right, to the extent that it has not been exercised prior to the Fundamental Change, shall be canceled at the time of, or immediately prior to, the Fundamental Change, as provided in the declaration. Notwithstanding the foregoing, the holder of an Award shall not be entitled to the payment provided for in this Section 11(c)(2) if the Award shall have expired or been forfeited. For purposes of this Section 11(c)(2), the “Proceeds Per Share” shall mean the fair market value, as determined in good faith by the Committee, of the consideration to be received per Share by the shareholders of the Company upon the occurrence of the Fundamental Change.
(d)    Reduction in Awards.
(1)    When Applicable. Anything in this Plan to the contrary notwithstanding, the provisions of this Section 11(d) shall apply to a Participant if an independent auditor selected by the Committee (the “Auditor”) determines that each of (x) and (y) below are applicable.
(x)    Payments or distributions hereunder, determined without application of this Section 11(d), either alone or together with other payments in the nature of compensation to the Participant which are contingent on a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, or otherwise (but after any elimination or reduction of such payments under the terms of the Company’s Officer Income Continuance Policy Statement, as amended), would result in any portion of the payments hereunder being subject to an excise tax on excess parachute payments imposed under Section 4999 of the Code.
(y)    The excise tax imposed on the Participant under Section 4999 of the Code on excess parachute payments, from whatever source, would result in a lesser net aggregate present value of payments and distributions to the Participant (after subtraction of the excise tax) than if payments and distributions to the Participant were reduced to the maximum amount that could be made without incurring the excise tax.
(2)    Reduced Amount. Under this Section 11(d) the payments and distributions under this Plan shall be reduced (but not below zero) so that the present value of such payments and

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distributions shall equal the Reduced Amount. The “Reduced Amount” (which may be zero) shall be an amount expressed in present value which maximizes the aggregate present value of payments and distributions under this Plan which can be made without causing any such payment to be subject to the excise tax under Section 4999 of the Code. The determinations and reductions under this Section 11(d)(2) shall be made after eliminations or reductions, if any, have been made under the Company’s Officer Income Continuance Policy Statement, as amended.
(3)    Procedure. If the Auditor determines that this Section 11(d) is applicable to a Participant, it shall so advise the Committee in writing. The Committee shall then promptly give the Participant notice to that effect together with a copy of the detailed calculation supporting such determination which shall include a statement of the Reduced Amount. Such notice shall also include a description of which and how much of the Awards shall be eliminated or reduced (as long as their aggregate present value equals the Reduced Amount). For purposes of this Section 11(d), Awards shall be reduced in the following order: (1) Options with an exercise price above the then Fair Market Value of a share of Common Stock that have a positive value for purposes of Section 280G of the Code, as determined under applicable IRS guidance; (2) pro rata among Awards that constitute deferred compensation subject to Code Section 409A; and (3) if a further reduction is necessary to reach the Reduced Amount, among the Awards that are not subject to Code Section 409A. Present value shall be determined in accordance with Code Section 280G. All the foregoing determinations made by the Auditor under this Section 11(d) shall be made as promptly as practicable after it is determined that excess parachute payments (as defined in Section 280G of the Code) will be made to the Participant if an elimination or reduction is not made. As promptly as practicable, the Company shall provide to or for the benefit of the Participant such amounts and shares as are then due to the Participant under this Plan and shall promptly provide to or for the benefit of the Participant in the future such amounts and shares as become due to the Participant under this Plan.
(4)    Corrections. As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Auditor hereunder, it is possible that payments or distributions under this Plan will have been made which should not have been made (“Overpayment”) or that additional payments or distributions which will have not been made could have been made (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Auditor, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant which the Auditor believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Participant which the Participant shall repay together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant if and to the extent such payment would not reduce the amount which is subject to the excise tax under Section 4999 of the Code. In the event that the Auditor, based upon controlling precedent, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid to or for the benefit of the Participant together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.
(5)    Non-Cash Benefits. In making its determination under this Section 11(d), the value of any non-cash benefit shall be determined by the Auditor in accordance with the principles of Section 280G(d)(3) of the Code.
(6)    Determinations Binding. All determinations made by the Auditor under this Section 11(d) shall be binding upon the Company, the Committee and the Participant.

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12.    Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Subsidiary (as applicable), nor shall it interfere with or limit in any way any right of the Company or any Subsidiary (as applicable) to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title provided in compliance with applicable local laws and permitted under the terms of Participant’s employment contract (if any).
13.    Tax Withholding. The Company or any Subsidiary, as applicable, shall have the right to (i) withhold from any cash payment made under the Plan or any other compensation or payments owed to a Participant an amount sufficient to cover any required withholding taxes (including income taxes, social insurance contributions, payments on account or any other taxes or charges owed by Participant) related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes (as described above) before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the individual to cover all or any part of the required withholdings (up to the Participant’s minimum required tax withholding rate, if any) through a reduction in the number of Shares delivered or a delivery or tender to the Company of Shares held by the Participant or other person, in each case valued in the same manner as used in computing the withholding taxes under applicable laws.
14.    Effective Date, Duration, Amendment and Termination of the Plan.
(a)    Effective Date. The Plan shall become effective on the date it is approved by the requisite vote of the Company’s Board, subject to approval by the Company’s shareholders. If the shareholders fail to approve the Plan within 12 months of its adoption by the Board, any Awards already made will be null and void and no additional Awards shall be made.
(b)    Duration of the Plan. The Plan shall remain in effect until all Shares subject to it shall be distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 14(c), or the tenth anniversary of the effective date of the Plan, whichever occurs first (the “Termination Date”). Awards made before the Termination Date may be exercised, vested or otherwise effectuated beyond the Termination Date unless limited in the Agreement or otherwise.
(c)    Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its shareholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant's consent, unless such action is necessary to comply with applicable law or stock exchange rules.
(d)    Amendment of Awards. Subject to Section 14(e), the Committee may unilaterally amend the terms of any Agreement previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant's consent, unless such amendment is necessary to comply with applicable law or stock exchange rules.
(e)    No Option or SAR Repricing. Except as provided in Section 11(a), no Option or Stock Appreciation Right granted under the Plan may be amended to decrease the exercise price thereof, be

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cancelled in exchange for the grant of any new Option or Stock Appreciation Right with a lower exercise price or any new Full Value Award, be repurchased by the Company or any Subsidiary, or otherwise be subject to any action that would be treated under accounting rules or otherwise as a “repricing” of such Option or Stock Appreciation Right (including a cash buyout or voluntary surrender/subsequent regrant of an underwater Option or Stock Appreciation Right), unless such action is first approved by the Company’s shareholders.
15.    Substitute Awards. The Committee may also grant Awards under the Plan in substitution for, or in connection with the assumption of, existing awards granted or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a merger, consolidation, acquisition of property or stock, separation, corporate reorganization or liquidation to which the Company or a Subsidiary is a party. The terms and conditions of the Substitute Awards may vary from the terms and conditions set forth in the Plan to the extent that the Board at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.
16.    Performance-Based Compensation.
(a)    Designation of Awards. A Full Value Award granted to a Participant who is, or is likely to be, a “covered employee” for purposes of Code Section 162(m) as of the end of the tax year in which the Company would ordinarily claim a tax deduction in connection with such Award, must comply with the provisions of this Section 16 if such Award is intended by the Committee to constitute Performance-Based Compensation.
(b)    Compliance with Code Section 162(m). If an Award is subject to this Section 16, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement over the applicable performance period of one or more performance goals based on one or more of the performance measures specified in Section 16(d). The Committee will select the applicable performance measure(s) and specify the performance goal(s) based on those performance measures for any performance period, specify in terms of an objective formula or standard the method for calculating the amount payable to a Participant if the performance goal(s) are satisfied, and certify the degree to which applicable performance goals have been satisfied and any amount payable in connection with an Award subject to this Section 16, all within the time periods prescribed by and consistent with the other requirements of Code Section 162(m). In specifying the performance goals applicable to any performance period, the Committee may provide that one or more objectively determinable adjustments shall be made to the performance measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non-GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission. The Committee may also adjust performance measures for a performance period to the extent permitted by Code Section 162(m) in connection with an event described in Section 11(a) to prevent the dilution or enlargement of a Participant’s rights with respect to Performance-Based Compensation. The Committee may adjust downward, but not upward, any amount determined to be otherwise payable in connection with such an Award. The Committee may also provide, in an Agreement or otherwise, that the achievement of specified performance goals in connection with an Award subject to this Section 16 may be waived upon the death or Disability of the Participant or under any other circumstance with respect to which the existence of such possible waiver will not cause the Award to fail to qualify as “performance-based compensation” under Code Section 162(m).

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(c)    Limitations. The maximum number of Shares that may be the subject of any Full Value Awards that are to be settled in Shares and that are granted to any one Participant during any consecutive thirty-six month period shall not exceed 2,000,000 Shares (subject to adjustment as provided in Section 11(a)), and the maximum amount payable with respect to any Full Value Awards that are to be settled in cash and that are granted to any one Participant during any consecutive thirty-six month period shall not exceed $15,000,000. The aggregate number of Shares subject to Options and/or Stock Appreciation Rights granted during any thirty-six month period to any one Participant shall not exceed 4,000,000 Shares.
(d)    Performance Measures. For purposes of any Full Value Award considered Performance-Based Compensation subject to this Section 16, the performance measures to be utilized shall be limited to one or a combination of two or more of the following performance criteria: net sales; comparable store sales; total revenue; gross margin rate; selling, general and administrative expense rate; earnings before interest, taxes, depreciation and amortization; earnings before interest and taxes; earnings before taxes; net earnings; earnings per share; Target Corporation share price; total shareholder return; return on equity; return on sales; return on assets; return on invested capital; cash flow return on investment; economic value added; profitability; pre-tax return on invested capital; credit card spread to LIBOR; operating cash flow; free cash flow; working capital; interest coverage; net debt to earnings before interest, taxes, depreciation, amortization and rent expense ratio; debt leverage; and total net debt. Any performance goal based on one of the foregoing performance measures utilized may be expressed in absolute amounts, on a per share basis, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies or other external measures, and may relate to one or any combination of corporate, group, unit, division, Subsidiary or individual performance.
17.    Other Provisions.
(a)    Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Subsidiaries, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Subsidiaries, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.
(b)    Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(d) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.
(c)    Compliance with Applicable Legal Requirements. No Shares distributable pursuant to the Plan shall be issued and delivered unless the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state, federal and foreign securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed. No such restriction shall affect the termination date of an Award, which shall be suspended until such restriction is removed. During any period in which the offering and issuance of Shares under the Plan are not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the

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registration requirements of, such securities laws.  Any book-entry or stock certificate evidencing Shares issued under the Plan that are subject to such securities law restrictions shall be accompanied by or bear an appropriate restrictive legend.
(d)    Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or a Subsidiary unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.
(e)    Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly.
(f)    Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
(g)    Code Section 409A. It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code Section 409A, or will comply with the requirements of Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent. The Plan and any Agreement may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law. Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:
(1)    If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A;
(2)    If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.
(3)    Any cancellation or termination of an Award and its liquidation, including under Section 11(c)(2), may only be made if and only to the extent and at the time permitted under Code Section 409A.

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(h)    Rule 16b-3. It is intended that the Plan and all Awards granted pursuant to it to Participants who are subject to Section 16 of the Exchange Act shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 17(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.
(i)    Compensation Recoupment Policy. Awards may be made subject to any compensation recoupment policy adopted by the Board or the Committee at any time prior to or after the effective date of the Plan, and as such policy may be amended from time to time after its adoption. The compensation recoupment policy shall be applied to any Award that constitutes the deferral of compensation subject to Code Section 409A in a manner that complies with the requirements of Code Section 409A.

21.